Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

CYCLACEL PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee Calculation rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock Shares, par value $0.001 per share	457(c)	859,952	(3)	$12.845	$11,046,083	0.00015310	$1,691.16
Equity	Common Stock Shares, par value $0.001 per share	457(c)	1,962,000	(4)	$12.845	$25,201,890	0.00015310	$3,858.41
Total Offering Amounts						$36,247,973		$5,549.57
Total Fees Previously Paid								$0
Net Fees Due								$5,549.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”), of Cyclacel Pharmaceuticals, Inc. (the “Registrant”) that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on The Nasdaq Capital Market on July 21, 2025. This calculation is in accordance with Rule 457(c) of the Securities Act.
(3)	The Amount Registered of the Registrant’s Common Stock includes 205,952 shares of Common Stock and up to 654,000 shares of Common Stock underlying the Series F Preferred Stock.
(4)	The Amount Registered of the Registrant’s Common Stock includes up to 1,962,000 shares of Common Stock underlying the Registrant’s Common Warrants.

Up to 205,952 Shares of Common Stock

Up to 654,000 Shares of Common Stock Underlying the Series F Preferred Stock

Up to 1,962,000 Shares of Common Stock Underlying the Common Warrants